CONSENT OF INDEPENDENT AUDITORS

To: Stream Communications Network & Media Inc.

"We hereby consent to the incorporation by reference in this Form S-8 Registration Statement regarding the registration of 850,000 common shares in the capital stock of Stream Communications Network & Media Inc. (the ”Company”), issuable pursuant to certain Supplemental Compensation Agreements between the Company and certain of its employees, of our report dated July 13, 2004 relating to the December 31, 2003 financial statements of the Company which appears in the Company's Annual Report on Form 20-F for that period.

Signed,
/s/ MacKay LLP
January 12, 2005